Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                          STOCKHOLDER CONTACT:

Hank Green                              Marco Acosta
212-867-0132                            800-597-6068 (Option #1)
hank@benabe.com                         acostam@jwseligman

Seligman Quality Municipal Fund, Inc. Settles Proxy Contest with Bulldog Investors General Partnership/Karpus Management, Inc. Group; Will Adjourn Annual Meeting to November 10, 2006

New York, NY, October 18, 2006 -- Seligman  Quality  Municipal Fund, Inc. (NYSE:
SQF) (the "Fund") announced today that it has entered into an agreement settling the proxy contest with Bulldog Investors General Partnership and Karpus Management, Inc. (collectively, the "Group") relating to the Fund's 2006 annual meeting of stockholders.

As a result of the agreement, the Group has agreed to cease its proxy contest and that it will not hold an alternative meeting of the Fund's stockholders to vote on its purported nominees for Director and the various other proposals in its proxy statement dated September 25, 2006. The Group has also agreed that it will not vote any proxies provided to it as a result of its solicitation. The Group and the Fund have also agreed not to pursue litigation against each other, their directors, or their affiliates.

Should a quorum be present at the Annual Meeting, and if more votes are cast in favor of the Group's stockholder proposal to open-end the Fund than against it, the Fund has agreed to include in its definitive proxy statement for a meeting of stockholders to be held early in 2007 either a proposal to open-end the Fund or a proposal to liquidate the Fund and to recommend such proposal to stockholders.

The Fund has also agreed that it will call to order and, following the chairman's remarks, adjourn the upcoming October 19, 2006 annual meeting of stockholders to November 10, 2006. This adjournment will provide additional time for the Fund's solicitation of proxies. A supplement to the Fund's proxy statement will be sent to stockholders in the next few days.

Thomas Moles, Executive Vice President of the Fund, said: "We believe the agreement with the Group is in the best interests of the Fund, as it allows us to resolve the differences between the Group and the Fund and enables the Fund to limit the costs, distraction and disruptions associated with continuing the proxy fight with the Group." Seligman Quality Municipal Fund, Inc. is managed by
J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database.